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                                  EXHIBIT 99A:

PRESS RELEASE

FOR IMMEDIATE RELEASE

CONTACT: F. Scott Bauer, President
            (336) 768-8500


                    SOUTHERN COMMUNITY FINANCIAL CORPORATION
                           APPROVED FOR NASDAQ LISTING


WINSTON-SALEM, NC, DECEMBER 20, 2001: Southern Community Financial Corporation, the holding company of Southern Community Bank and Trust announced today that it has received approval to list its securities on The Nasdaq National Market. The securities will be listed starting January 2, 2002 under the symbol "SCMF". Companies that wish to list on Nasdaq must satisfy specific quantitative and qualitative criteria, including certain corporate governance requirements.

Mr. Bauer, President and CEO, said of the listing, "We are excited about the expanded visibility and liquidity for our shareholders afforded by Nasdaq. This is a great step for us resulting from the support of our customers, shareholders, and employees. We are proud that Southern Community Financial Corporation will now trade on the same market as many other companies such as Microsoft, Dell and RF Micro. It demonstrates the tremendous growth of our company."

Southern Community is headquartered in Winston-Salem, North Carolina, and currently operates seven banking locations through its subsidiary Southern Community Bank and Trust. In addition, Southern Community Bank and Trust operates four subsidiaries: Southern Credit Services, Inc., which is engaged in the business of accounts receivable financing; Southern Investment Services, Inc., which provides investment brokerage services; Southeastern Acceptance Corporation, a consumer finance agency; and VCS Management, LLC which is the managing partner of a small business investment company.

Additional information regarding Southern Community Financial Corporation can be accessed on-line at www.smallenoughtocare.com.